Exhibit 107

FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AdTheorent Holding Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)

Common Stock, par value $0.0001 per share:

AdTheorent Holding Company, Inc. Long-Term Incentive Plan	4,348,415 (2)(3)	$1.46 (6)	$6,348,685.9	$699.6252

AdTheorent Holding Company, Inc. 2021 Employee Stock Purchase Plan	869,683 (4)(5)	$1.46 (6)	$1,269,737.18	$139.9250

TOTAL:	5,218,098		$7,618,423.08	$839.5502

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant, par value $0.0001 per share (“Common Stock”), that may be issued to adjust the number of shares issued pursuant to the AdTheorent Holding Company, Inc. Long-Term Incentive Plan (the “2021 Plan”) and the AdTheorent Holding Company, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Represents 4,348,415 shares of Common Stock reserved for issuance pursuant to future awards under the 2021 Plan.
(3)

The number of shares reserved for issuance under the 2021 Plan increases automatically on January 1 of each year for a period of up to ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 5% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, or (ii) such smaller number of shares of our Common Stock as is determined by our Board of Directors (the “Board”). However, before the date of any such increase, the Board may determine that that there will be no annual increase or that such increase will be less than the amount set forth in the preceding sentence. This Registration Statement covers five percent of the outstanding Common Stock on December 31, 2022 (i.e., 5% of 86,968,309 shares).

(4)	Represents 869,683 shares of Common Stock reserved for future issuance under the 2021 ESPP.

(5)

The number of shares reserved for issuance under the 2021 ESPP increases automatically on January 1 of each year for a period of up to ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, (ii) 1,017,309 shares of Common Stock, or (iii) such smaller number of shares of our Common Stock as is determined by our Board. However, before the date of any such increase, the Board may determine that there will be no annual increase or that such increase will be less than the amount set forth in the preceding sentence. This Registration Statement covers five percent of the outstanding Common Stock on December 31, 2022 (i.e., 5% of 86,968,309 shares).

(6)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on March 10, 2023, which date is within five business days prior to the filing of this Registration Statement.

(7)	Calculated pursuant to Rule 457 of the Securities Act, solely for purposes of calculating the registration fee.